As filed with the Securities and Exchange Commission on January 19, 1996.
                                                    Registration No. 33-________

--------------------------------------------------------------------------------


                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                ---------------
                                   FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                ---------------

                          STEVENS INTERNATIONAL, INC.
            (Exact name of registrant as specified in its charter)

                Delaware                                     75-2159407
       (State or other jurisdiction                       (I.R.S. Employer
     of incorporation or organization)                   Identification No.)

           5500 Airport Freeway
            Fort Worth, Texas                                   76117
  (Address of principal executive offices)                   (Zip Code)

                                ---------------

                          STEVENS INTERNATIONAL, INC.
                 SECOND AMENDED AND RESTATED STOCK OPTION PLAN
                            STOCK OPTION AGREEMENTS
                           (Full title of the plans)


            KENNETH W. REYNOLDS                       With a copy to:
    Senior Vice President - Finance and       CHARLES D. MAGUIRE, JR., ESQ.
 Administration and Chief Financial Officer     Jackson & Walker, L.L.P.
        Stevens International, Inc.                  901 Main Street
            5500 Airport Freeway                       Suite 6000
          Fort Worth, Texas 76117                  Dallas, Texas 75202
                (817) 831-3911                       (214) 953-5850

  (Name, address, including zip code, and
   telephone number, including area code,
           of agent for service)

                                    CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------
   Title of                               Proposed Maximum         Proposed Maximum
Securities to be       Amount to be      Offering Price Per       Aggregate Offering       Amount of
  Registered            Registered           Share(1)                 Price (1)         Registration Fee
----------------------------------------------------------------------------------------------------------
Common Stock,
par value             385,250 shares         $4.00                    $1,541,000.00         $531.38
$.10 per share
----------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rules 457(c) and 457(h), the offering price and registration fee are computed on the basis of the average of the high and low prices of the Common Stock, as reported by the American Stock Exchange, on January 16, 1996.

     Pursuant to General Instruction E of Form S-8, this Registration Statement incorporates by reference the contents of the Registrant's Registration Statements No. 33-25949 and No. 33-36852 on Form S-8.

PROSPECTUS

                               1,075,500 Shares
                               _________

                          STEVENS INTERNATIONAL, INC.

                             Series A Common Stock

     This Prospectus has been prepared by Stevens International, Inc., a Delaware corporation ("Stevens" or the "Company"), for use upon resale by certain directors and executive officers of the Company (the "Selling Stockholders") of up to 1,075,500 shares (the "Shares") of Series A Common Stock, par value $.10 per share ("Series A Common Stock"), of the Company. The Selling Stockholders have acquired and/or may in the future acquire the Shares from the Company pursuant to the exercise of outstanding options (the "Options") granted or to be granted to the Selling Stockholders pursuant to the provisions of the Company's Second Amended and Restated Stock Option Plan (the "Plan") or pursuant to Stock Option Agreements ("Agreements") relating to Options granted outside the Plan.

     The Shares may be sold from time to time by the Selling Stockholders, or by permitted transferees. Such sales may be made on one or more exchanges, including the American Stock Exchange (the "AMEX"), or in the over the counter market, or in negotiated transactions, in each case at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms. Upon any sale of the Shares offered hereby, the Selling Stockholders or permitted transferees and participating agents, brokers or dealers may be deemed to be underwriters as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and commissions or discounts or any profit realized on the resale of such securities may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

     The Series A Common Stock is listed for trading on the AMEX under the symbol "SVGA." The Company's Common Stock consists of Series A and Series B Common Stock. Series A Common Stock, voting as a class, elects 25% of the Company's directors and Series B Common Stock elects the remaining directors. On all other matters, Series A Common Stock has one-tenth vote per share and Series B Common Stock has one vote per share. On January 16, 1996, the closing price of the Series A Common Stock on the AMEX was $4.00.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is January 19, 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Series A Common Stock and Series B Common Stock are listed on the AMEX. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the AMEX at 86 Trinity Place, New York, New York 10006.

     The Company has filed with the Commission a Registration Statement on Form S-8 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Series A Common Stock to be issued pursuant to the Plan. As permitted by the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the Registration Statement. Copies of the Registration Statement are available from the Public Reference Section of the Commission at prescribed rates. Statements contained herein concerning the provisions of documents filed with the Registration Statement are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

     The Company's principal executive offices are located at 5500 Airport Freeway, Fort Worth, Texas 76117, and its telephone number is (817) 831-3911. All references in this Prospectus to the "Company" include Stevens International, Inc. and its subsidiaries and predecessors, unless the context otherwise requires.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed with the Commission by the Company, are incorporated herein by reference and made a part hereof: (i) Annual Report on Form 10-K for the year ended December 31, 1994; (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1995; (iii) Quarterly Report on Form 10-Q for the quarter ended June 30, 1995; (iv) Quarterly Report on Form 10-Q for the quarter ended September 30, 1995; (v) definitive Proxy Statement relating to Annual Meeting of Stockholders held on May 18, 1995; (vi) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (No. 1-9603) filed August 19, 1988; and (vii) Form 8-K filed January 5, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of Series A Common Stock to be made hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests for copies should be directed to the Company's principal office: Stevens International, Inc., 5500 Airport Freeway, Fort Worth, Texas 76117, Attention: Kenneth W. Reynolds, Senior Vice President - Finance and Administration and Chief Financial Officer (telephone: (817) 831-3911).


                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares offered pursuant to this Prospectus.


                              SELLING STOCKHOLDERS

     To be provided by Amendment to this Prospectus.

                             PLAN OF DISTRIBUTION

     The Shares offered hereby may be sold from time to time by any of the Selling Stockholders, or by permitted transferees. The Shares may be disposed of from time to time in one or more transactions through any one or more of the following: (i) to purchasers directly, (ii) in ordinary brokerage transactions and transactions in which the broker solicits purchasers, (iii) through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders such successors in interest and/or from the purchasers of the Shares for whom they may act as agent, (iv) the writing of options on the Shares, (v) the pledge of the Shares as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the Shares or interests therein, (vi) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus, (vii) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction and (viii) an exchange distribution in accordance with the rules of such exchange, including the AMEX, or in transactions in the over the counter market. Such sales may be made at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate. The Selling Stockholders or permitted transferees, and any underwriters, brokers, dealers or agents that participate in the distribution of the Shares, may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Company will pay all of the expenses incident to the offering and sale of the Shares to the public other than underwriting discounts or commissions, brokers' fees and the fees and expenses of any counsel to the Selling Stockholders related thereto.

     In the event of a material change in the plan of distribution disclosed in this Prospectus, the Selling Stockholder will not be able to effect transactions in the Shares pursuant to this

Prospectus until such time as a post-effective amendment to the Registration Statement is filed with, and declared effective by, the Commission.


                                 LEGAL MATTERS

     Certain legal matters in connection with the validity of the Series A Common Stock offered hereby have been passed upon by Jackson & Walker, L.L.P., Dallas, Texas. Robert B. Holland, III, of counsel to such firm, is a director of the Company.


                                    EXPERTS

     The consolidated financial statements and the related financial statement schedules incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

 No person has been authorized in connection with
 the offering made hereby to give any information
 or to make any representation not contained in
 this Prospectus and, if given or made, such
 information or representation must not be relied
 upon as having been authorized by the Company.        1,075,500 SHARES
 This Prospectus does not constitute an offer to
 sell or a solicitation of an offer to buy any
 securities to any person or by anyone in any
 jurisdiction where such offer or solicitation
 would be unlawful.  Neither the delivery of this
 Prospectus nor any sale made hereunder shall,
 under any circumstances, create any implication
 that the information contained herein is correct
 as of any date subsequent to the date hereof.       Stevens International, Inc.

         -------------------------

             TABLE OF CONTENTS                         SERIES A COMMON STOCK
                                           PAGE

Available Information........................ 2
Incorporation of Certain Documents
 by Reference................................ 2           ------------------
Use of Proceeds.............................. 3
Selling Stockholders......................... 3               PROSPECTUS
Plan of Distribution......................... 4
Legal Matters................................ 5           ------------------
Experts...................................... 5
Indemnification.............................. 5           January 19, 1996

                                    PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, which have been filed with the Commission by the Company, are incorporated herein by reference and made a part hereof:

     (i)    Annual Report on Form 10-K for the year ended December 31, 1994;

     (ii)   Quarterly Report on Form 10-Q for the quarter ended March 31, 1995;

     (iii)  Quarterly Report on Form 10-Q for the quarter ended June 30, 1995;

     (iv)   Quarterly Report on Form 10-Q for the quarter ended September 30,
            1995;

     (v) definitive Proxy Statement relating to Annual Meeting of Stockholders held May 18, 1995;

     (vi) the description of the Company's Series A Common Stock contained in the Company's Registration Statement on Form 8-A (No. 1-9603), filed August 19, 1988; and

     (vii)  Form 8-K filed on January 4, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the Series A Common Stock offered hereunder has been sold or which deregisters all of such Series A Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Certain legal matters in connection with the validity of the securities hereby have been passed upon for the Company by Jackson & Walker, L.L.P. Dallas, Texas. Robert B. Holland, III of counsel to such firm, is a director and Secretary of the Company.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers or former directors or officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. Such law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under a corporation's Certificate of Incorporation, Bylaws, any agreement or otherwise.

     The Company has entered into separate Indemnity Agreements with each of its executive officers and directors. Pursuant to such agreements, the Company will, under certain circumstances, indemnify such persons against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were officers or directors of the Company or assumed certain responsibilities at the direction of the Company.

     Reference is made to Article Nine and Article IX of the Company's Second Restated Certificate of Incorporation and Bylaws, respectively, which provide for indemnification of directors and officers. The provisions of the Second Restated Certificate of Incorporation, the Company's Bylaws, and Section 145 of the Delaware General Corporation Law, may be sufficiently broad to indemnify the Company's directors and officers for liabilities arising under the Securities Act.

     Pursuant to authority granted by Section 145 of the Delaware General Corporation Law, the Company maintains a directors and officers liability insurance policy in the aggregate amount of $5,000,000 for a period extending through October 10, 1995.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.  EXHIBITS.

     The following is a list of all exhibits filed as a part of this Registration Statement on Form S-8, including those incorporated herein by reference.

Exhibit No.  Description of Exhibit
-----------  ----------------------
4.1          Second Amended and Restated Certificate of Incorporation of the
             Company.(2)

4.2          Bylaws of the Company, as amended.(3)

4.3          Specimen of Series A Common Stock Certificate.(4)

4.4          Specimen of Series B Common Stock Certificate.(5)

5            Opinion of Jackson & Walker, L.L.P.(1)

15           None.

23.1         Consent of Deloitte & Touche LLP.(1)

23.2 Consent of Jackson & Walker, L.L.P. (included in its opinion filed as Exhibit 5 to this Registration Statement).(1)

25           Power of Attorney (appearing on page II-6 of this Registration
             Statement).(1)

26           None.

27           None.

28           None.

99.1         Second Amended and Restated Stock Option Plan.(1)

99.2         Form of Stock Option Agreement.(1)

------------------------

(1)  Filed herewith.

(2) Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1990 and incorporated herein by reference.

(3) Previously filed as an exhibit to the Registrant's Registration Statement on Form S-1 (No. 33-15279) and incorporated herein by reference.

(4) Previously filed as an exhibit to the registrant's Registration Statement on Form S-1 (No. 33-24486) and incorporated herein by reference.

(5) Previously filed as an exhibit to the Registrant's report on Form 8-A filed August 19, 1988 and incorporated herein by reference.

(6) Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994 and incorporated herein by reference.

ITEM 9.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume in securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY


     Each person whose signature appears below authorizes Paul I. Stevens, Richard I. Stevens, and Kenneth W. Reynolds, and each of them, each of whom may act without joinder of the others, to execute in the name of each such person who is then an officer or director of the Registrant and to file any amendments to this Registration Statement necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of this Registration Statement, which amendments may make such changes in the Registration Statement as such attorney may deem appropriate.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas on the 19th day of January, 1996.



                                    Stevens International, Inc.



                                    By: /s/ Kenneth W. Reynolds
                                       --------------------------------------
                                         Kenneth W. Reynolds,
                                         Senior Vice President - Finance and
                                         Administration and Chief Financial
                                         Officer
                                         (Principal Financial and Accounting
                                         Officer)

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       Signatures                  Title                    Date
       ----------                  -----                    ----
                                Chairman of the Board
/s/ Paul I. Stevens                     and                 January 19, 1996
--------------------------     Chief Executive Officer
    Paul I. Stevens             (Principal Executive
                                      Officer)

                                  President, Chief
/s/ Richard I. Stevens         Operating Officer and        January 19, 1996
--------------------------            Director
   Richard I. Stevens

                              Chief Financial Officer
                             and Senior Vice President
/s/ Kenneth W. Reynolds      Finance and Administration     January 19, 1996
--------------------------    (Principal Financial and
    Kenneth W. Reynolds          Accounting Officer)

/s/ Constance I. Stevens           Vice President,          January 19, 1996
--------------------------     Assistant Secretary and
  Constance I. Stevens                Director

                                                            January 19, 1996
 -------------------------
   James D. Cavanaugh                 Director

/s/ Robert H. Brown, Jr.                                    January 19, 1996
--------------------------
  Robert H. Brown, Jr.                Director

                                                            January 19, 1996
--------------------------
   Gene E. Overbeck                   Director

                                                            January 19, 1996
--------------------------
  Edgar H. Schollmaier                Director

                                                            January 19, 1996
--------------------------
    John W. Stodder                   Director

/s/ Robert B. Holland, III                                  January 19, 1996
--------------------------
 Robert B. Holland, III               Director


                               INDEX TO EXHIBITS

                                                                Sequentially
                                                                  Numbered
Exhibit No.  Description of Exhibit                                 Page
-----------  ----------------------                             ------------
4.1          Second Amended and Restated Certificate of
             Incorporation of the Company.(2)

4.2          Bylaws of the Company, as amended.(3)

4.3          Specimen of Series A Common Stock Certificate.(4)

4.4          Specimen of Series B Common Stock Certificate.(5)

5            Opinion of Jackson & Walker, L.L.P.(1)

15           None.

23.1         Consent of Deloitte & Touche LLP.(1)

23.2 Consent of Jackson & Walker, L.L.P. (included in its opinion filed as Exhibit 5 to this Registration
             Statement).(1)

25 Power of Attorney (appearing on page II-6 of this Registration Statement).(1)

26           None.

27           None.

28           None.

99.1         Second Amended and Restated Stock Option Plan.(1)

99.2         Form of Stock Option Agreement.(1)

------------------------

(1)  Filed herewith.

(2) Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1990 and incorporated herein by reference.

(3) Previously filed as an exhibit to the Registrant's Registration Statement on Form S-1 (No. 33-15279) and incorporated herein by reference.

(4) Previously filed as an exhibit to the registrant's Registration Statement on Form S-1 (No. 33-24486) and incorporated herein by reference.

(5) Previously filed as an exhibit to the Registrant's report on Form 8-A filed August 19, 1988 and incorporated herein by reference.

(6) Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994 and incorporated herein by reference.